Exhibit 10.1

[AutoNation Letterhead]

November 21, 2019

Joseph T. Lower
[Address]

Dear Joe:

Congratulations! It is my pleasure to extend an offer of employment for you to join the AutoNation team, as follows:

•	Position Title	Executive Vice President and CFO

•	Reporting to:	Cheryl Miller, CEO & President

•	Commencement Date:	January 13, 2020

•	Base Rate of Pay:	$750,000	($31,250.00 payable semi-monthly)
•	Target Bonus:	$675,000
•	Total Target Compensation:	$1,425,000

•	Annual Equity:	$1,800,000
•	Total Direct Compensation:	$3,225,000

•	Sign-on Cash Payment:	$1,150,000
•	Sign-on Equity Grant:	$1,850,000
•	Total Sign-on Compensation:	$3,000,000

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Bonus Eligibility: You will be eligible for the 2020 bonus plan applicable to Company executives and payable in 2021. This plan will target 90% of your annual base rate of pay and is based on overall company performance. Future years’ bonus eligibility, percentage, and metrics will be at the level commensurate with your position in effect at that time as determined by the Compensation Committee (the “Committee”) of the Company’s Board of Directors.

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Equity Plan: At the time of annual equity plan awards to other senior executives, you will be eligible for a 2020 grant of restricted stock units with a grant date closing value of $1,800,000. Equity awards are subject to the terms and conditions of the equity plan and corresponding grant agreements.  While eligibility, terms and conditions of the plan are subject to change as determined by the Committee, the 2020 grant for executive officers is expected to consist of:

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RSUs: Two-thirds of the equity award will be in the form of restricted stock units, subject to a one-year performance condition established by the Committee, that will vest over a four-year period, 25% per year during your term of employment.

•	PBRSUs: One-third of the equity award will be in the form of performance based restricted stock units that are subject to three-year performance conditions as established by the Committee.

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Sign-on Cash Payment: You will receive a one-time sign-on cash payment by the Company in the amount of $1,150,000 less applicable taxes and withholdings. This amount will be paid a soon as administratively feasible following your employment in accordance with the Company’s normal payroll schedule. If you resign from the Company without Good Reason (as defined in the Plan) before the one-year anniversary of your start date, you will be required to pay back the full $1,150,000 amount to the Company, less applicable taxes and withholdings.

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Sign-on Equity Grant:  You will receive a one-time grant of restricted stock units under the Company’s 2017 Employee Equity and Incentive Plan (the “Plan”) with a grant date closing value of $1,850,000, as soon as administratively feasible following your employment with the Company. The equity award will vest during your term of employment one-third on March 1st in each of 2021, 2022 and 2023 and is subject to the terms and conditions of the Plan and the form of grant agreement provided to you with this letter. In the event of a termination without Cause (as defined in the Plan) or resignation with Good Reason (as defined in the Plan), any unvested portion of this sign-on grant will become immediately vested and promptly settled.

•	Business Expenses: You will be reimbursed for all business expenses incurred and substantiated in accordance with the applicable Company expense policies.

•	401(k) Plan: You will be eligible to participate in the AutoNation 401(k) Plan. An enrollment kit will be mailed to your home approximately 30 days following date of hire.

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Deferred Compensation Plan: You will be eligible to participate in the Deferred Compensation Plan (“DCP”).  The DCP is a complement to our 401(k) plan, is limited to a select group of management associates and allows you to defer a larger percentage of your income toward your retirement savings than within the 401(k) plan.  The DCP also offers the flexibility of in-service distributions for college tuition or other major expenses.  In addition, AutoNation offers a matching contribution, the amount is determined annually and is subject to a vesting schedule. The DCP matching contribution is in lieu of a matching contribution under the AutoNation 401(k) Plan.

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Fitness Center Membership: You will be invited to use the AutoNation Body Shop exercise facility located in the AutoNation Headquarters building. You will have free access to the fitness center which includes free weights, cardio and weight equipment as well as private changing rooms.

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Vacation Benefit: Associates accrue vacation time on a per pay period basis at a rate commensurate with their length of service with the Company. You will be eligible for 17 days of vacation per year. Future years vacation eligibility will be determined by the Company’s policy in effect at that time.

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Benefit Eligibility: Prior to becoming eligible for benefits, you will receive notification that you can enroll online at [URL]. On the website you will find your benefit options, cost, plan comparison information and your enrollment deadline. You will also receive information on how to earn healthy credits to substantially reduce your (and your spouse’s) medical, life, and critical illness insurance premiums. The elections you make will be effective the first day of the month following one month of regular, Full-Time employment. However, if you are hired on the first day of a month, your coverage will be effective on the first day of the following month. If you are planning to enroll dependents in AutoNation’s health, dental or vision insurance plans you will be required to submit proof of dependency for those dependents by the end of the month in which your benefits become effective. Proof of dependency includes marriage and/or birth certificates. Failure to provide dependent certification by the deadline will result in those dependents not being eligible for health, dental or vision insurance benefits until the next annual enrollment period, or as a result of a qualifying life event during the year.

•	Executive Severance Plan: During your employment, you will be entitled to participate in the Company’s Executive Severance Plan.

•	Vehicle Allowance: As provided for within the Executive Vehicle Allowance Program policy, you will be eligible for an annual vehicle allowance, paid semi-monthly, of $15,600 or a demonstrator vehicle.

•	Executive Physical: You will be eligible for an annual executive physical as provided for within the AutoNation Executive Health Management Plan.

•	Drug Screening: This offer is contingent upon the successful completion of the Company’s drug screening process.

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Background Verification: This offer is contingent upon the successful completion of the Company’s background verification process. Once you accept this offer, you will be invited to complete the background consent form online.

•	Confidentiality, No-Solicit/No-Hire & Non-Compete Agreement and Arbitration Agreement: This offer is contingent upon your electronic signature to be obtained on the first day of employment.

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At-Will Employment: This letter is not a guarantee of continued employment nor does it in any way abridge the employment-at-will relationship that exists between the Company and its employees, nor does it create a contractual relationship. Management retains the right to terminate employment of any associate with or without notice and with or without reason. Similarly, the associate also has the right to terminate employment with or without notice and with or without reason.

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Employment Eligibility Verification: This offer is contingent upon your ability to produce acceptable documents that establish identity and employment eligibility (U.S. Department of Justice Form I-9). The Company requires you to produce these documents on your first day of employment.

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Parking: You will have the opportunity to park in the AutoNation headquarters garage for $20.00 per pay period. This is a covered and secured parking facility. If elected, the parking fee will be deducted from your paycheck on a semi-monthly basis.

In the event that any provision of this letter agreement is inconsistent with any plan, program or other agreement of the Company in which you are a participant or a party, this letter agreement will control, unless such other plan, program or agreement specifically refers to this letter agreement as not so controlling.

Please indicate your acceptance of these terms and conditions by signing below.

Should you have any questions, please feel free to call me at [Telephone Number]. We look forward to having you join the AutoNation team!

Sincerely,	Accepted:

/s/ Coleman Edmunds	/s/ Joseph T. Lower	11/21/2019
Coleman Edmunds	Joseph T. Lower	Date
Executive Vice President and General Counsel